Exhibit 10.1

ASPEN AEROGELS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY1

The Board of Directors of Aspen Aerogels, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grants

All equity grant amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Restricted Stock Grants

Commencing in calendar year 2015, each Outside Director shall be granted (i) restricted shares of the Company’s common stock (the “Annual Stock Grant”) equal in value to $51,000 under the Company’s 2014 Employee, Director and Consultant Equity Incentive Plan or such plan in effect on the date of grant (the “Stock Plan”) and (ii) stock options to purchase shares of the Company’s common stock (the “Annual Option Grant”, and together with the Annual Stock Grant, the “Annual Equity Grant”) equal in value to $34,000 under the Stock Plan each year on or about the time of the annual meeting of the Board of Directors following the Company’s annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter, each Outside Director will still receive any Annual Equity Grant provided for under this Policy on the first day of the third fiscal quarter of such year. The number of shares of common stock to be granted to each Outside Director as his or her Annual Stock Grant shall be calculated using the fair market value of the Company’s common stock as of the grant date, which shall be deemed to be the closing price on such date of the Company’s common stock on a national securities exchange. The number of shares of common stock subject to the Annual Option Grant to be granted to each Outside Director as his or her Annual Option Grant shall be calculated using the fair value of the dollar amount of the Annual Option Grant computed in accordance with FASB ASC Topic 718. For any new Outside Director joining the Board of Directors after the date of the Annual Equity Grant, such new Outside Director shall receive equity grants on the first day of his or her service on the Board of Directors equal to the pro rata share of that year’s (i) Annual Stock Grant calculated by multiplying the number of days of such year that the such new director will serve by the quotient of $51,000 divided by 365 and (ii) Annual Option Grant calculated by multiplying the number of days of such year that the such new director will serve by the quotient of $34,000 divided by 365 and in each case calculating the number of shares using the methodology set forth above for Annual Equity Grants but calculated using the closing stock price and other values on such new Outside Director’s first day of service on the Board of Directors.

Terms for All Equity Awards

Unless otherwise specified by the Board of Directors or the Compensation and Leadership Development Committee (the “Compensation Committee”) at the time of grant, all equity awards granted under this Policy shall (i) vest on the earlier of (a) one year from the date of the grant with respect to an Annual Equity Grant or (b) the day prior

[1]	This revised Non-Employee Director Compensation Policy replaces and supersedes the Company’s prior Non-Employee Director Compensation Policy, and became effective on June 20, 2018.

to the annual meeting for the fiscal year following the date of grant, subject to the Outside Director’s continued service on the Board of Directors, (ii) each stock option shall terminate ten years from the date of grant of such stock option, and (iii) each equity award shall be granted under the Company’s standard form of agreement unless on or prior to the date of grant the Board of Directors or the Compensation Committee shall determine that other terms or conditions shall be applicable prior to the grant of such equity award.

Such restricted stock and stock options shall become fully vested immediately prior to a Change of Control. “Change of Control” means the occurrence of any of the following events: (i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii) (a) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (b) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval.

Cash Fees

Annual Cash Payments

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair (in lieu of the annual retainer amount for a member)	Annual Retainer Amount for Member
Board of Directors	$65,000	$35,000
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating and Governance Committee	$8,000	$4,000

If the Company holds more than 12 board meetings in a calendar year, each Outside Director will receive a fee of $1,500 for each additional board meeting attended in person and a fee of $1,000 for each additional board meeting attended by telephone or by other means of communication. If the Company holds more than 12 meetings of the Audit Committee in a calendar year, each member of such committee will receive a fee of $1,500 for each additional committee meeting attended in person and a fee of $1,000 for each additional committee meeting attended by telephone or by other means of communication. If the Company holds more than 8 meetings of either of the Compensation Committee or the Nominating and Governance Committee in a calendar year, each member of such committee will receive a fee of $1,500 for each additional committee meeting attended in person and a fee of $1,000 for each additional committee meeting attended by telephone or by other means of communication.

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro rated beginning on the date he or she was initially appointed or elected. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Maximum Compensation

In any fiscal year that ends on or after December 31, 2018, the sum of the grant date fair value (determined as of the date of grant in accordance with FASB ASC Topic 718) of all awards made pursuant to the Stock Plan, to an individual as compensation for service as a non-employee director, together with cash compensation earned by the non-employee director during any fiscal year, shall not exceed $500,000.

               In a fiscal year in which a non-employee director serves the Company in another capacity (including as an interim officer), the non-employee director compensation limit shall not apply to any compensation arrangements established with respect to such service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Nominating and Governance Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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